Exhibit 99.1

Emerald Expositions Names David Doft Incoming Chief Financial Officer
SAN JUAN CAPISTRANO, Calif.--(BUSINESS WIRE)-- Emerald Expositions Events, Inc. (NYSE:EEX) (“Emerald” or the “Company”) today announced that David Doft will become its Chief Financial Officer (“CFO”) effective immediately following the conclusion of the Company’s reporting of financial results and filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. Philip Evans, the Company’s current CFO, will continue in that role through such date in order to allow for a smooth and successful transition of responsibilities and reporting of full year 2019 results. Mr. Evans will stay on with the Company as an employee through March 31, 2020.
Brian Field, Interim President and Chief Executive Officer, commented, “Emerald is well positioned for future growth and improved financial performance given its strong portfolio and top talent. Continuing our efforts to augment capabilities to execute on our growth and value-creation plan, we are pleased to announce that David Doft will be joining the Emerald team as a full-time employee on January 16 and officially assuming the CFO role later in February. David’s proven leadership, formidable execution skills and broad strategic and financial management background will contribute considerable depth to our executive team. His many accomplishments and skills are a powerful addition to Emerald; we could not be more excited to have David on board to help implement our strategic vision.”
Kosty Gilis, Chairman of Emerald’s Board of Directors commented, “Since joining the company in October 2013, Phil’s contributions have been considerable. In particular, we are grateful for his commitment, diligence, positivity and kindness, and for the steady hand he brought to Emerald during his tenure as interim chief executive officer. We thank him for his leadership and direction during such a pivotal time for Emerald and for the critical role he has played in building a strong foundation for our business and strategy.”
“I am thrilled to be joining the Emerald team at this critical juncture in its turnaround. Emerald’s variety of brands and products have tremendous growth potential as business-to-business marketers seek solutions to break through the clutter and reach customers directly and in person. I look forward to leveraging my experience in advertising and marketing, as well as in financial and operational management, to support Emerald’s strong leadership team in achieving its growth and financial ambitions,” said Mr. Doft.
Mr. Doft brings more than 25 years of experience in corporate finance, accounting, and strategic planning to Emerald, including fourteen years of Wall Street experience. Before joining Emerald, Mr. Doft served as Chief Financial Officer of MDC Partners, a leading global provider of marketing, advertising, activation, communications and strategic consulting solutions, since 2007, where he was responsible for all aspects of agency operations, financial reporting and compliance, corporate finance, treasury and investor relations and helped architect and launch the company’s venture investing strategy, and materially increase the company’s digital expertise organically and through acquisition. Mr. Doft holds a B.S. in Economics from the Wharton School of the University of Pennsylvania.
About Emerald Expositions
Emerald is a leading operator of business-to-business trade shows in the United States. We currently operate more than 55 trade shows, as well as numerous other face-to-face events. In 2018, Emerald’s events connected over 500,000 global attendees and exhibitors and occupied more than 7.0 million net square feet of exhibition space.
Contacts
Emerald Expositions Events, Inc.
Philip Evans, Chief Financial Officer
1-866-339-4688 (866EEXINVT)
Investor.relations@emeraldexpo.com

Source: Emerald Expositions Events, Inc.